PROSPECTUS

                                  $100,000,000

                             UNION TANK CAR COMPANY

                      6.79% SENIOR SECURED NOTES DUE 2010

                               ------------------

     The notes will bear interest at the rate of 6.79% per year. Interest on the notes is payable on May 1 and November 1 of each year, beginning on November 1, 1999. The notes will mature on May 1, 2010. The Company may redeem some or all of the notes at any time. The redemption prices are discussed under the caption "Description of the Notes -- Redemption."

     The notes will be senior obligations of the Company and will rank senior to all of the Company's future subordinated indebtedness. The Company does not have any subordinated indebtedness as of the date of this prospectus. The notes will be secured by a first priority lien on certain railway tank cars and other rail cars of the types used in the Company's business with a total cost of at least $133,333,333 (133 1/3% of the principal amount of the notes).
                               ------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------

                                                              PER NOTE       TOTAL
                                                              --------    ------------
Public Offering Price                                             100%    $100,000,000
Underwriting Discount                                            .650%    $    650,000
Proceeds to the Company (before expenses)                      99.350%    $ 99,350,000

     Interest on the notes will accrue from May 17, 1999 to date of delivery.
                               ------------------

     The underwriter is offering the notes subject to various conditions. The underwriter expects to deliver the notes to purchasers on or about May 17, 1999.

                               ------------------

                              SALOMON SMITH BARNEY

May 12, 1999.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE COMPANY IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THE PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                               ------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where to Find More Information..............................    2
Incorporation of Certain Documents by Reference.............    2
The Company.................................................    2
Use of Proceeds.............................................    3
Ratio of Earnings to Fixed Charges..........................    3
Description of the Notes....................................    3
Underwriting................................................    8
Legal Opinions..............................................    9
Experts.....................................................    9

                         WHERE TO FIND MORE INFORMATION

     Union Tank Car Company (the "Company") has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the notes. This prospectus is a part of the Registration Statement, but the Registration Statement also contains additional information and exhibits.

     The Company is required to comply with the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files annual, quarterly and current reports with the Commission. You may read and copy the Registration Statement and the reports that the Company files with the Commission at the Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the Commission's toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the Commission's public reference rooms. The Company's filings with the Commission are also available from the Commission's Web site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows the Company to "incorporate by reference" the information in documents that it files with the Commission. This means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and should be read with the same care. Any later information that the Company files with the Commission prior to the completion of the note offering will automatically update and supersede that information.

     The following documents are incorporated in and made a part of this prospectus by reference:

          - the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998; and

          - any future documents that the Company files with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the note offering is completed.

     The Company will provide without charge to each person to whom this prospectus is delivered, upon written request, a copy of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to the General Counsel and Secretary, Union Tank Car Company, 225 West Washington Street, Chicago, Illinois 60606, telephone (312) 372-9500.

                                  THE COMPANY

     The Company is principally engaged in the leasing of railway tank cars and other rail cars to United States, Canadian and Mexican manufacturers and other shippers of chemical products, including liquid fertilizers, petroleum products, including liquid petroleum gas, food products and bulk plastics. The Company owns and operates one of the largest fleets of privately-owned railway tank cars in the world.

     The Company, which was incorporated in Delaware in 1980 and is the successor to a business which was incorporated in New Jersey in 1891 and reincorporated in Delaware in 1968, is a wholly-owned subsidiary of Marmon Industrial LLC, a wholly-owned subsidiary of Marmon Holdings, Inc. Substantially all the stock of Marmon Holdings, Inc. is owned, directly or indirectly, by trusts for the benefit of certain members of the Pritzker family. In this prospectus, "Pritzker family" refers to the lineal descendants of Nicholas J. Pritzker, deceased.

     The Company's principal executive offices are located at 225 West Washington Street, Chicago, Illinois 60606, and its telephone number is (312) 372-9500.

                                USE OF PROCEEDS

     The Company will use the net proceeds from the sale of the notes to finance the addition of rail cars to the Company's fleet and for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company and its subsidiaries for the periods indicated. The ratio of earnings to fixed charges represents the number of times that interest expense, amortization of debt discount and the interest component of rent expense were covered by income before income taxes and cumulative effect of a change in accounting principle and such interest, amortization and the interest component of rentals.

           YEAR ENDED DECEMBER 31,
  ------------------------------------------
   1998     1997     1996     1995     1994
  ------   ------   ------   ------   ------
   3.23x    2.74x    2.84x    2.41x    2.05x

                            DESCRIPTION OF THE NOTES

GENERAL

     The notes will be issued under an Indenture and Security Agreement (the "Indenture") between the Company and The First National Bank of Chicago ("First Chicago"), as trustee (the "Trustee"). The following description of the notes is not intended to be complete and is qualified in its entirety by reference to all of the provisions of the notes and the Indenture.

     The notes will rank senior in right of payment to all future subordinated indebtedness of the Company. The Company does not have any subordinated indebtedness as of the date of this prospectus. The notes will be secured by a first priority lien on certain railway tank cars and other rail cars of the type used in the Company's business.

     The notes will be issued in fully registered form only, without coupons, in denominations of $1,000 or any integral multiple of $1,000.

     The Indenture does not contain any financial or operating covenants (except for covenants relating to the Collateral (as defined below)) or any "event risk" provisions specifically designed to protect noteholders in the event the Company incurs substantially more debt in a transaction which may or may not result in a change of control of the Company.

PAYMENT OF PRINCIPAL AND INTEREST

     The principal amount of the notes will be limited to $100,000,000. Interest will accrue on the notes at the rate indicated on the cover page of this prospectus from the date of issuance, payable semiannually on May 1 and November 1 in each year, beginning on November 1, 1999, to the holders of record of the notes as of the business day preceding each payment date. The notes will mature on May 1, 2010.

REDEMPTION

     The Company may at its option redeem all or a portion of the notes at any time at a price equal to 100% of the principal amount of the notes being redeemed, together with accrued and unpaid interest, plus a Make-Whole Amount.

     The term "Make-Whole Amount" means, with respect to the principal amount of any note to be redeemed on any redemption date, the amount to be determined as of the third business day prior to the applicable redemption date, equal to the product obtained by multiplying (a) the excess, if any, of (i) the sum of the present values of all the remaining scheduled payments of principal and interest from the redemption date to maturity of such note, discounted semi-annually on each May 1 and November 1 at a rate equal to the Treasury Rate plus .15%, based on a 360-day year of twelve 30-day months, over (ii) the aggregate unpaid principal amount of such note plus any accrued but unpaid interest thereon by
(b) a fraction the numerator of which is the principal amount of such note to be redeemed on such redemption date and the denominator of which is the aggregate unpaid principal amount of such note. The Make-Whole Amount will be calculated by an independent investment banking institution of national standing appointed by the Company (an "Independent Investment Banker"). In calculating the Make-Whole Amount, the Independent Investment Banker will first determine the Treasury Rate applicable to the note.

     "Treasury Rate" means, with respect to calculation of Make-Whole Amount, a per annum rate (expressed as a semiannual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield), determined to be the per annum rate equal to the semiannual yield to maturity for United States Treasury securities maturing on the Average Life Date of such note, as determined by interpolation between the most recent weekly average yields to maturity for two series of United States Treasury securities, (A) one maturing as close as possible to, but earlier than, the Average Life Date of such note and (B) the other maturing as close as possible to, but later than, the Average Life Date on such note, in each case as published in the most recent H.15(519) (or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such note is reported in the most recent H.15(519), as published in H.15(519). H.15(519) means "Statistical Release H.15(519), Selected Interest Rates, or any successor publication, published by the Board of Governors of the Federal Reserve System. The most recent H.15(519) means the latest H.15(519) which is published prior to the close of business on the third business day preceding the scheduled redemption date. "Average Life Date" means, with respect to a note, the date which follows the redemption date or, in the case of a note not being redeemed, the date of such determination, by a period equal to the Remaining Weighted Average Life of such note. "Remaining Weighted Average Life" means, with respect to any date of redemption or any date of determination of any note, the number of days equal to the quotient obtained by dividing (a) the sum of the products obtained by multiplying (i) the principal amount of such note by (ii) the number of days from and including the redemption date or date of determination to but excluding the scheduled payment date of such principal payment by (b) the unpaid principal amount of such note.

     If the Company elects to redeem less than all of the notes, the Trustee is required to select the notes or portions of the notes to be redeemed pro rata, by lot or any other method the Trustee deems fair and appropriate. Notices of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of a note to be redeemed at its registered address. If any note is going to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note to be redeemed. A new note equal in principal amount to the unredeemed portion of the original note will be issued in the name of the noteholder after cancellation of the original note. On and after the redemption date, interest will not accrue on notes or the portions of notes called for redemption.

SECURITY

     The notes will be secured by a first priority lien on certain railway tank cars and other rail cars of the types used in the Company's business with a total cost of at least $133,333,333 (the "Collateral"). None of the Collateral which will initially secure the notes will have been in use prior to January 1, 1998. For the purpose of determining the cost of any unit of equipment included in the Collateral which was built by the Company or any of its affiliates, so-called "car builder's cost" (which includes the cost of labor and material and overhead, but excludes any manufacturing profit) will be used; otherwise the actual cost to the Company will be used. Of the Collateral which will initially secure the notes, all of the tank cars have been built by the Company or by a wholly-owned subsidiary of the Company, and substantially all of the other rail cars have been built by other manufacturers.

     The Indenture will contain provisions requiring the Company to record the Indenture and each supplement to the Indenture, promptly after their execution and delivery with the Surface Transportation Board of the United States Department of Transportation and the Registrar General of Canada. The Company also will be required to take similar actions in all other jurisdictions required by law or reasonably requested by the Trustee in order to protect the Trustee's security interest in the Collateral and the rights of the Beneficial Owners, but the Company will not be required to record in any jurisdiction if
(a) in the opinion of the Company the recording would be too burdensome, and (b) after giving effect to the failure to record, the Company has done everything required by law to protect the Trustee's security interest in Collateral with a Value (defined as the greater of (i) the fair market value of such Collateral and (ii) the cost thereof less 1/20th of such cost for each year such Collateral has been in use) of not less than 90% of the Value of all Collateral securing the notes.

     The Indenture allows the use of the Collateral in the Company's business, including the sublease of the Collateral to others if the terms and conditions of the Indenture are followed.

MAINTENANCE, RELEASE AND SUBSTITUTION OF COLLATERAL

     The Company will be required to maintain and keep the Collateral in good condition unless and until it becomes worn out, unsuitable for use, lost or destroyed (a "Casualty Occurrence"). The Indenture will provide that, whenever Collateral with a Value of $750,000 or 1% of the principal amount of notes then outstanding, whichever is less, has suffered a Casualty Occurrence, the Company must either deposit with the Trustee an amount in cash equal to the Value of that Collateral as of the date of the Casualty Occurrence or deliver to the Trustee Collateral with a Value at least equal to the Value of the Collateral that suffered the Casualty Occurrence.

     The Indenture will provide for the release by the Trustee of Collateral upon request of the Company and upon (a) the grant to the Trustee of a lien on other rail cars (regardless of when first put into use) with a Value at least equal to the Value of the Collateral to be released or (b) the payment to the Trustee of an amount of cash at least equal to the Value of the Collateral to be released. Any cash so deposited (and any cash deposited as provided in the preceding paragraph) will be paid by the Trustee to the Company if the Company elects to exchange additional Collateral with a Value at least equal to the amount of cash to be paid by the Trustee.

RANKING OF THE NOTES

     The notes will rank senior in right of payment to all future Subordinated Indebtedness of the Company. "Subordinated Indebtedness" is defined in the Indenture as any indebtedness of the Company that is subordinate or junior in right of payment to the notes pursuant to a written agreement.

EVENTS OF DEFAULT AND PROVISIONS RELATING THERETO

     Events of Default will be defined in the Indenture as being: default for more than 10 business days in the payment of interest on the notes; default in the payment of the principal of the notes or the Make-Whole Amount, if any; any unauthorized transfer of the Company's rights under the Indenture, continuing as provided in the Indenture; any unauthorized transfer, sublease or parting with the possession of any of the Collateral, continuing as provided in the Indenture; any failure or refusal to perform any other covenant in the Indenture continuing for a period of 30 days after written notice by the Trustee, or, if such failure is capable of being remedied, for a period of 60 days after receipt of such notice so long as the Company is diligently proceeding to remedy such failure; or certain events of bankruptcy. The appointment of a receiver or trustee in bankruptcy or reorganization for the Company or for its property will be deemed to be an unauthorized assignment if, before the exercise of the remedies of the Trustee under the Indenture, the receiver or trustee has not been discharged or has not assumed the Company's obligations under the Indenture. The Indenture will provide that the Trustee will, promptly after the occurrence of any

Event of Default known to it, give to noteholders notice of the default. However, unless the default is the failure to make payments of the principal of or interest on any of the notes, the Trustee will be protected in withholding notice if and so long as the Trustee in good faith determines that the withholding of notice is in the interest of the Beneficial Owners (as defined below).

     In the event of the bankruptcy or reorganization of the Company, the right of the Trustee to repossess or dispose of the Collateral would be subject to the provisions of the Bankruptcy Code of 1978, as amended, applicable to industrial companies generally, and not those provisions applicable to railroads, particularly Section 1168 thereof.

     If an Event of Default occurs, the Trustee or the holders of more than 50% in aggregate principal amount of the outstanding notes may declare the principal of the notes and all accrued interest to be due and payable. Subject to certain conditions, however, any such declaration may be rescinded by the holders of a majority in principal amount of the outstanding notes after payment by the Company of all amounts then due otherwise than by acceleration. Before such declaration, the holders of more than 50% in principal amount of the outstanding notes may waive any past Event of Default, except an Event of Default in the payment of the principal of or interest on the notes.

     The right of any holder to commence action for any remedy under the Indenture (except his right to enforce payment of the principal of and interest on his note when due if such enforcement will not impair the Trustee's title to the Collateral securing the notes) will be subject to certain conditions precedent, including a written request by the holders of more than 50% in principal amount of the outstanding notes to the Trustee to take action, and an offer to the Trustee of reasonable indemnification against liabilities incurred by it in so doing.

     The Indenture will require the annual filing by the Company with the Trustee of a certificate stating that there has been no default and that the Company has complied with the terms of the Indenture.

BOOK-ENTRY REGISTRATION-DTC

     The notes will initially be issued in the form of one or more global notes registered in the name of Cede & Co. ("Cede"), as the nominee of The Depository Trust Company ("DTC"). No person acquiring an interest in the notes (a "Beneficial Owner") will be entitled to receive a certificate representing that person's interest in the notes unless "Certificated Notes" are issued as described below. Unless Certificated Notes are issued, all references in this prospectus to actions by noteholders refer to actions taken by DTC upon instructions from DTC Participants (as defined below), and all references to distributions, notices, reports and statements to noteholders refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of the notes, or to DTC Participants for distribution to Beneficial Owners in accordance with DTC procedures.

     DTC has advised the Company and Salomon Smith Barney that DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("DTC Participants") and to facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entries, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers (including Salomon Smith Barney), banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant either directly or indirectly ("Indirect Participants").

     Beneficial Owners that are not DTC Participants or Indirect Participants but want to purchase, sell or otherwise transfer ownership of, or other interests in, notes may do so only through DTC Participants and Indirect Participants. In addition, Beneficial Owners will receive all payments of principal and interest from the Trustee through DTC Participants or Indirect Participants, as the case may be. Under a book-entry format, Beneficial Owners may experience some delay in their receipt of payments because payments will be forwarded by the Trustee to Cede, as nominee for DTC. DTC will forward those payments to DTC Participants, which then will forward them to Indirect Participants or Beneficial Owners, as the case may be, in accordance with customary industry practices. The forwarding of these distributions to the Beneficial Owners will be the responsibility of the DTC Participants. The only "holder," as that term is defined in the Indenture, will be Cede, as nominee of DTC. Beneficial Owners will not be recognized by the Trustee as holders, and Beneficial Owners may exercise the rights of holders only indirectly through DTC and DTC Participants.

     Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC is required to make book-entry transfers of notes among DTC Participants on whose behalf it acts with respect to the notes and to receive and transmit payments of principal of and interest on the notes. DTC Participants and Indirect Participants with which Beneficial Owners have accounts with respect to the notes similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Beneficial Owners. Accordingly, although Beneficial Owners will not possess notes, the Rules provide a mechanism by which Beneficial Owners will receive payments and will be able to transfer their interests in the notes.

     Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect Participants or Beneficial Owners, as the case may be, the ability of a Beneficial Owner to pledge notes to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such notes, may be limited due to the lack of a physical certificate for such notes.

     DTC has advised the Company that it will take any action permitted to be taken by a holder under the Indenture only at the direction of one or more DTC Participants to whose accounts with DTC the notes are credited, which DTC Participants represent the percentage interest of the Trust necessary to provide such direction under the Indenture. Additionally, DTC may take conflicting actions with respect to an undivided interest held by a DTC Participant if it is directed to do so by that DTC Participant as a result of instructions from various Beneficial Owners.

     Neither the Company nor the Trustee will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the notes held by Cede, as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

CERTIFICATED NOTES

     The notes will be issued in fully registered, certificated form ("Certificated Notes") to Beneficial Owners or their nominees, rather than to DTC or its nominees, only if (i) the Company advises the Trustee in writing that DTC (or its successor) is no longer willing or able to discharge properly its responsibilities as depository with respect to the notes and the Trustee or the Company is unable to locate a qualified successor, (ii) the Company, at its option, elects to terminate the book-entry system through DTC (or its successor) or (iii) after an Event of Default has occurred, Beneficial Owners representing a total percentage interest in the outstanding notes of at least a majority advise the Trustee through DTC in writing that the continuation of a book-entry system through DTC (or its successor) is no longer in the Beneficial Owners' best interest.

     If any event described in the immediately preceding paragraph occurs, the Trustee will be required to notify all Beneficial Owners through DTC Participants of the availability of Certificated Notes. After surrender by DTC of the certificates representing the notes and receipt of instructions for re-registration, the Trustee will reissue the notes as Certificated Notes to Beneficial Owners or their nominees.

     Payment of interest on the notes will be made by the Trustee directly to holders of Certificated Notes following the procedures set forth in the Indenture. These payments will be made by check mailed to the address of the holder listed on the register maintained by the Trustee. The final payment of principal and interest on any note, however, will be made only after presentation and surrender of the note at the office or agency specified in the notice of final payment to holders of notes.

     Certificated Notes will be freely transferable and exchangeable at the office of the Trustee after compliance with the requirements of the Indenture. No fee will be charged for any registration of transfer or exchange, but holders will be required to pay any tax or other governmental charge relating to the transfer or exchange.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the notes will be required to be made in immediately available funds. All payments of principal of and interest on the notes made by the Company will be in immediately available funds and will be paid to DTC in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. Secondary trading in securities such as the notes is generally settled in immediately available funds. The notes will trade in DTC's Same-day Funds Settlement System, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

CONCERNING THE TRUSTEE

     First Chicago will be the Trustee.

     First Chicago serves as trustee for various equipment trust certificates issued by the Company. First Chicago also provides customary banking services, including commercial credit facilities and standby letters of credit to the Company and certain of its affiliates. In 1998, the Company entered into a sale-leaseback transaction with a trust for the benefit of a subsidiary of First Chicago in which the Company sold to and leased back from the trust approximately $130,000,000 in rail cars. In 1992, the Company entered into a sale-leaseback transaction with a trust for the benefit of, among others, a subsidiary of Banc One Corporation, First Chicago's parent. In that transaction, the Company sold to and leased back from the trust approximately $118,000,000 in rail cars.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, Salomon Smith Barney Inc. (the "Underwriter") has agreed to purchase, and the Company has agreed to sell to the Underwriter, all of the notes being offered.

     The Underwriting Agreement provides that the obligation of the Underwriter to purchase the notes included in this offering is subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriter is obligated to purchase all the notes if it purchases any of the notes.

     The Underwriter proposes to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus and some of the notes to certain dealers at the public offering price less a concession not in excess of .40% of the principal amount of the notes. The Underwriter may allow, and those dealers may reallow, a concession not in excess of .25% of the principal amount of the notes on sales to certain other dealers. After the initial offering of the notes to the public, the public offering price and such concessions may be changed by the Underwriter.

     The Company has agreed to indemnify the Underwriter and the Underwriter has agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act.

     The Company does not intend to list the notes on any national securities exchange. The Underwriter has advised the Company that it currently intends to make a market in the notes. However, it is not required to do so and any market-making activities may be discontinued at any time without notice. In addition, any market-making activities will be subject to the limits imposed by the Securities Act and the

Exchange Act. Therefore, no assurance can be given as to the liquidity of or the trading market for the notes.

                                 LEGAL OPINIONS

     The validity of the notes is being passed upon for the Company by Neal, Gerber & Eisenberg, Chicago, Illinois, and for the Underwriter by Mayer, Brown & Platt, New York, New York.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated in this prospectus by reference. The Company's consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $100,000,000

                             UNION TANK CAR COMPANY

                      6.79% SENIOR SECURED NOTES DUE 2010

                                  ------------

                                   PROSPECTUS

                                  MAY 12, 1999

                                  ------------

                              SALOMON SMITH BARNEY

--------------------------------------------------------------------------------
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